EXHIBIT 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC
NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Venkat Kommineni, CFA	Michelle Layne
	443-285-5587	443-285-5452
	venkat.kommineni@copt.com	michelle.layne@copt.com

Corporate Office Properties Trust Announces Proposed Private Placement of $300 Million of Exchangeable Senior Notes

COLUMBIA, MD (BUSINESS WIRE) September 6, 2023—Corporate Office Properties Trust (“COPT” or the “Company”) (NYSE: OFC) announced today that its operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), intends to offer, subject to market conditions and other factors, $300 million aggregate principal amount of its Exchangeable Senior Notes due 2028 (the “Notes”) in a private placement (the “Offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Operating Partnership also intends to grant the initial purchasers of the Notes an option to purchase up to an additional $45 million aggregate principal amount of Notes.

The Notes will be the Operating Partnership’s senior unsecured obligations and will accrue interest payable semi-annually in arrears. The Company will fully and unconditionally guarantee the Notes on a senior unsecured basis. The Notes will mature on September 15, 2028, unless earlier exchanged, redeemed, or repurchased.

The Notes will be exchangeable for cash up to the aggregate principal amount of the Notes to be exchanged and, in respect of the remainder of the exchange obligation, if any, in excess thereof, cash or common shares of beneficial interest of the Company (the "Common Shares”), or a combination thereof, at the election of the Operating Partnership. The interest rate, exchange rate and other terms of the Notes will be determined at the time of pricing of the Offering. The Operating Partnership and/or the Company intend to use the net proceeds from the Offering for general corporate purposes, including the redemption or repayment of indebtedness (which may include the pay down of borrowings under the Operating Partnership’s Revolving Credit Facility) and the pre-funding of future development investment. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States.

The Notes, the related guarantee and the Common Shares, if any, deliverable upon exchange of the Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. Accordingly, the Notes and the related guarantee are being offered and sold only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act). The Company expects to agree to file a registration statement covering resales of the Common Shares deliverable upon exchange of the Notes with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the Notes in any jurisdiction in which the offer, solicitation or sale of the Notes would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About COPT

COPT is a REIT that owns, manages, leases, develops, and selectively acquires office and data center properties. The majority of its portfolio is in locations that support the United States Government and its contractors, most of whom are engaged in national security, defense and information technology (“IT”) related activities servicing what the Company believes are growing, durable, priority missions (“Defense/IT Locations”). The Company also owns a portfolio of office properties located in select urban submarkets in the Greater Washington, DC/Baltimore region with durable Class-A office fundamentals and characteristics (“Regional Office Properties”). As of June 30, 2023, the Company derived 90% of its core portfolio annualized rental revenue from Defense/IT Locations and 10% from its Regional Office Properties. As of the same date and including 24 properties owned through unconsolidated joint ventures, COPT’s core portfolio of 192 properties encompassed 22.9 million square feet and was 95% leased.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Although the Company believes that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, the Company can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements and the Company undertakes no obligation to update or supplement any forward-looking statements.

The areas of risk that may affect these expectations, estimates and projections include, but are not limited to, those risks described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Source: Corporate Office Properties Trust